Exhibit 23.3
The Board of Directors
Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated May, 11, 2010, to the Board of Directors of Clean Diesel Technologies, Inc. (“Clean Diesel”) as Annex C to, and to the reference thereto under the heading “Summary—Opinion of the Financial Advisor to the Board of Directors of Clean Diesel” and “The Merger—Opinion of the Financial Advisor to the Board of Directors of Clean Diesel” in, the joint proxy statement/information statement and prospectus relating to the proposed merger involving Catalytic Solutions, Inc. and Clean Diesel, which joint proxy statement/information statement and prospectus forms a part of the Registration Statement on Form S-4 of Clean Diesel. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
Ardour Capital Investments, LLC